UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2014

INTERVAL LEISURE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34062	26-2590997
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6262 Sunset Drive Miami, Florida	33143
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 666-1861

(Former name or former address if changed since last
report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

Master License Agreement

On October 1, 2014, as a condition to the closing of the transaction described in Item 2.01 below, S.O.I. Acquisition Corp. (“Licensee”), a Florida corporation and wholly-owned subsidiary of Interval Leisure Group, Inc., a Delaware corporation (“ILG”), entered into a Master License Agreement (the “Master License Agreement”) with Hyatt Franchising, L.L.C. (“Hyatt”).  The Master License Agreement provides Licensee an exclusive license for the use of the Hyatt® brand in connection with the shared ownership business.

Licensee may continue to develop, market, sell and operate existing shared ownership projects as well as new shared ownership projects agreed to by Licensee and Hyatt.  Licensee must comply with designated Hyatt brand standards with respect to the operation of the licensed business.  The initial term of the Master License Agreement expires on December 31, 2093, with three 20-year extensions subject to meeting sales performance tests.  In consideration for the exclusive license and for access to various Hyatt marketing channels, including the existing hotel loyalty program, Licensee has agreed to pay Hyatt certain recurring royalty fees based on revenues generated from shared ownership sales, management, rental and club dues collected by Licensee.

There are restrictions on transfers by Licensee of (1) the Master License Agreement, (2) all or substantially all of the assets of the licensed business, or (3) a transaction or series of transactions that result in a “change of control” of Licensee or ILG, without Hyatt’s written consent.  Hyatt’s written consent is not required for a “change of control” of ILG if on the date of the transaction that results in a “change of control” (a) ILG is publicly traded, or (b) ILG is not publicly traded but earnings from the licensed business comprise not more than 90% of ILG’s EBIDTA at such time; provided that the following conditions are satisfied as of the date of the transaction that resulted in a “change of control” of ILG:  (i) there are no uncured Master License Agreement level defaults, (ii) all royalty fees have been paid and (iii) the transferee is not a competitor of Hyatt in the hotel or shared ownership business.  The transfer of a “noncontrolling” interest in Licensee or ILG to a hotel or shared ownership competitor of Hyatt does not require Hyatt’s written consent as long as transferee does not control or direct the day-to-day operations of the licensed business and Licensee institutes controls reasonably designed to prevent the transferee from obtaining Hyatt’s confidential information.

Hyatt may terminate the Master License Agreement upon the occurrence of certain uncured, material defaults by Licensee. Such defaults include, but are not limited to, a material payment default, Licensee’s bankruptcy, a transfer in breach of the specified transfer restrictions or a failure by Licensee to comply with Hyatt brand standards on a systemic level.

The description and provisions of the Master License Agreement above are summaries only and are not necessarily complete.  A copy of the Master License Agreement will be filed with ILG’s Annual Report on Form 10-K for the year ended December 31, 2014.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On October 1, 2014, pursuant to the terms of the Equity Interest Purchase Agreement (the “Purchase Agreement”), dated May 6, 2014, among ILG, Licensee, Hyatt Corporation, a Delaware corporation (“HC”), and HTS-Aspen, L.L.C., a Delaware limited liability company (“HTS-Aspen” and, together with HC, each a “Seller” and collectively, “Sellers”), Licensee completed the acquisition of all of the equity interests of certain subsidiaries of Sellers that own and operate Sellers’ shared ownership business (the “Transaction”) for approximately $220 million in cash, including HC’s interest in a joint venture that owns and is developing a 131-unit vacation ownership property in Maui.

The foregoing descriptions of the Purchase Agreement and the Transaction contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the Purchase Agreement, a copy of which was filed as Exhibit 2.1 to ILG’s Form 10-Q filed on August 6, 2014 and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

On October 1, 2014, ILG issued a joint press release with Hyatt Hotels Corporation announcing the completion of the Transaction. A copy of the joint press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference in this Item 7.01.

The information contained in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” with the U.S. Securities and Exchange Commission nor incorporated by reference in any registration statement filed by ILG under the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired.

Any required financial statements of the business acquired will be filed by amendment to this Current Report on Form 8-K not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information.

Any required pro forma financial information will be filed by amendment to this Current Report on Form 8-K not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(d)   Exhibits to this Form 8-K

Exhibit No.	Description

99.1	Press Release dated October 1, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interval Leisure Group, Inc.

Date: October 1, 2014

	By:	/s/ Victoria J. Kincke
Name: Victoria J. Kincke
Title: Senior Vice President and General Counsel

Exhibits Index

Exhibit No.	Description

99.1	Press Release dated October 1, 2014